Exhibit 23.1

Consent of Independent Certified Public Accountants

We have issued our report dated April 10, 2015, with respect to the combined financial statements of Killick Aerospace MRO Operations (consisting of the accounts of Avatas Aerospace Inc., Prime Turbines Holding Inc., Prime Turbines Germany Holding Inc., Air Parts Holding Inc., CT Aerospace LLC., Kansas Aviation of Independence, LLC., Prime Turbines LLC., Prime Turbines GmbH and Air Parts & Supply Company) as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014 included in this Current Report on Form 8-K/A of VSE Corporation. We hereby consent to the incorporation by reference of said report in the Registration Statements of VSE Corporation on Forms S-8 (File No. 333-195802, 333-195803, and 333-134285).

/s/ Grant Thornton LLP

Dallas, Texas
April 10, 2015